Exhibit 99.1

DIRECTOR ELECTIONS

October 27, 2008

TO:      All Members

The Housing and Economic Recovery Act of 2008 mandates a number of governance changes at the Federal Home Loan Bank of Boston (the Bank). These changes will alter both the composition of the board of directors and the manner in which the Bank’s elections are conducted.

Beginning in 2009, the Bank will have a 17-member board. Under the formula adopted by our new regulator, Rhode Island will gain one elected director seat and Massachusetts will lose one elected seat. The seats for elected directors are determined state-by-state on the basis of the amount of required capital stock held by members in each state. In addition, the Bank will have one less independent director seat. The number of independent director seats is set as a percentage of the elected director seats. The composition of the board will be as follows:

Industry Directors:		10
MA	3
RI	2
CT	2
ME	1
NH	1
VT	1

Independent Directors:		7
District-wide	7

Total:		17

The Massachusetts seat being eliminated is currently held by long-time director and current chair Robert F. Verdonck. I hope you’ll join me in thanking Bob for his exceptional service to the Bank and our members.

The new law also changes the manner in which independent directors become members of the board. The Bank’s shareholders will now elect independent directors that have been nominated by the Bank’s board of directors. It is important to note that independent directors will now be elected by the membership at-large, not state-by-state as is the case with elected directors. To be elected, each independent director will require a minimum 20 percent of the overall membership’s vote. Your participation in this new election process will be critical to its success.

You will receive ballots for the election of industry and independent directors in the next several weeks. I strongly encourage you to participate in the director election process to help ensure the Bank continues its history of strong board governance.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer